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                                                    Exhibit 21


List of subsidiaries of the Company:

        Interstate Nuclear Services Corp.
        Interstate Uniform Manufacturing of Puerto Rico, Inc.
        Superior Products & Equipment Co., Inc.
        UniFirst Canada Ltd.
        Texas Industrial Services, Inc.
        U Two Corporation
        UR Corporation
        Tennessee Uniform and Towel Service, Inc.
        Euro Nuclear Services B.V.